Exhibit 10.1
SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) made and entered into this 23rd day of November, 2010, by and between RADNOR PROPERTIES- SDC, L.P., hereinafter referred to as “Landlord” and QLIKTECH, INC., hereinafter referred to as “Tenant”.
WHEREAS, Landlord leased certain premises consisting of 17,330 rentable square feet of space commonly referred to Suites 200 and 220 (“Original Premises”) located at 150 Radnor Chester Road, Radnor, Pennsylvania 19087 pursuant to that certain Lease dated November 15, 2005 (“Original Lease”) as amended by First Amendment to Lease dated March 13, 2009 (“First Amendment”), hereinafter referred to as “Lease,” the Original Premises being more particularly described therein; and
WHEREAS, Tenant desires to expand the size of the Original Premises by adding, in the aggregate a portion of the first floor and the entire third floor of the Building, subject to the early termination of the existing tenants and the waiver of any rights of first refusal associated with such expansion spaces;
WHEREAS, Landlord and Tenant wish to amend the Lease as follows;
NOW, THEREFORE, in consideration of these present and the agreement of each other, Landlord and Tenant agree that the Lease shall be and the same is hereby amended as follows:
1. Incorporation of Recitals. The recitals set forth above, the Lease referred to therein and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Second Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Lease.
2. Lease of Additional Premises.
(a) The Lease is hereby amended to provide that Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord the following spaces in the Building, on the terms and conditions set forth herein:
(i) Suite E120 consisting of 4,561 rentable square feet (“Suite E120”); and
(ii) Suite E300 consisting of 17,315 rentable square feet (“Suite E300”);
Suite E120 and Suite E300 are collectively referred to as the “Additional Premises” and each individually as an “Additional Premises” and are shown on the space plans (the “Space Plans”) attached hereto as Exhibit “A” and Exhibit “A-1” and made a part hereof.
(b) The term of the Lease for the Additional Premises shall commence upon “substantial completion” of the Landlord’s Work (as defined in subparagraph (c) hereof) related to the Additional Premises (the “Additional Premises Commencement Date”). For the purposes of this Second Amendment, “substantial completion” or “substantially completed” shall mean when the Landlord’s Work has been completed to the extent that the Premises (i.e. Original Premises and Additional Premises) may be occupied by Tenant for its Permitted Uses, subject only to the completion of minor finishing, adjustment of equipment, and other minor construction aspects that do not prevent Tenant from operating its business in such Premises, and Landlord has procured a certificate of occupancy from the applicable governmental authority permitting the occupancy of such Premises. The parties hereby acknowledge and agree that the substantial completion of Landlord’s Work with respect to Suite E120 and Suite E300 may occur on different dates, and in such event (i) Tenant shall be authorized to commence its business operations in such substantially completed Additional Premises and (ii) the Additional Premises Commencement Date shall be defined separately as the “Suite E120 Additional Premises Commencement Date” and the “Suite E300 Additional Premises Commencement Date”, as the case may be. The last to occur of the Suite E120 Additional Premises Commencement Date and the Suite E300 Additional Premises Commencement Date shall be referred to herein as the “Last Additional Premises Commencement Date”. Tenant shall execute a Confirmation of Lease Term substantially in the form attached hereto as Exhibit “B” memorializing the substantial completion of each portion of the Additional Premises and the applicable corresponding Additional Premises Commencement Date, including a Confirmation of Lease Term to memorialize the Last Additional Premises Commencement Date. If Tenant fails to execute or object to any applicable Confirmation of Lease Term within ten (10) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted. If Tenant objects to any applicable Confirmation of Lease Term as delivered within ten (10) business days of its delivery, Landlord and Tenant shall use good faith efforts to resolve any such objections. It is the mutual intention of Landlord and Tenant that the Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Lease except as otherwise expressly provided to the contrary in this Second Amendment, and to that end, Landlord and Tenant hereby agree that from and after the Last Additional Premises Commencement Date the word “Premises”, as defined in the Lease, shall mean and include both the Original Premises and the Additional Premises, containing a total of 39,206 RSF, unless the context otherwise requires.

(c) Landlord shall construct and do such other work in the Additional Premises and Original Premises (collectively, the “Landlord’s Work”) in substantial conformity with the Space Plans (which shall include the space plan for the Original Premises attached hereto as Exhibit “A-2” and the plans and specifications prepared by Landlord’s architect (the “Plans and Specs”). In consideration of Landlord’s performance of Landlord’s Work, Tenant shall pay to Landlord a construction management fee equal to four percent (4%) of the total cost of the Landlord’s Work, which construction management fee shall be paid from the Tenant Allowance (as hereafter defined). Landlord shall involve Tenant in the process of developing the Plans and Specs for the Landlord’s Work. The cost of the Final Plans and Specs shall be paid from the Tenant Allowance and such Plans and Specs shall be submitted to Tenant for its approval, such approval not to be unreasonably withheld or delayed. If Tenant does not advise Landlord in writing of its disapproval of the Plans and Specs, and a detailed explanation of the reasons therefor, within five (5) business days after Landlord’s delivery of the Plans and Specs, the same shall be deemed approved by Tenant in all respects. If Tenant shall desire any changes, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. If Landlord agrees to make such reasonable changes, Landlord shall revise the Plans and Specs and resubmit the same to Tenant for its reasonable approval. If Tenant does not advise Landlord in writing of its disapproval of the revised Plans and Specs, and a detailed explanation of the reasons therefor, within two (2) business days after Landlord’s delivery of the revised Plans and Specs, the same shall be deemed approved by Tenant in all respects.
(d) If, after the Plans and Specs have been approved by Tenant and Landlord, any material revision or supplement to Landlord’s Work is deemed necessary by Landlord in its reasonable discretion, those revisions and supplements shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld or delayed. All of Landlord’s Work shall be constructed in a good and workmanlike manner using first quality materials, all in accordance with best trade practices and in compliance with all applicable laws, ordinances and regulations. If Landlord shall be delayed in the substantial completion of Landlord’s Work as a result of (i) Tenant’s failure to approve the Plans and Specs within the time periods set forth above, or to furnish other reasonably requested information for the furtherance of Landlord’s Work in a timely manner following Landlord’s written request to Tenant for the same; (ii) Tenant’s request for materials, finishes or installations other than originally agree to by the parties; (iii) Tenant’s changes in said Plans and Specs, which change has an associated time change; or (iv) Tenant’s unreasonable interference with Landlord’s Work (each, a “Tenant’s Delay”); then the Additional Premises Commencement Date and the payment of Fixed Rent hereunder shall be accelerated by the number of days of such delay. Notwithstanding anything to the contrary stated in subparagraph 2(b) above, the Term shall commence on the date the Landlord’s Work with respect to the Additional Premises would have been substantially completed but for Tenant’s Delay. When Landlord considers the Landlord Work to be substantially complete (taking into account that substantial completion of Landlord’s Work in Suite E120, Suite E300 and the Original Premises may occur on different dates), Landlord will notify Tenant and, within two (2) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk through and identify any necessary touch-up work, repairs and/or minor completion items as are necessary for final completion of the Landlord Work (collectively, “Punch List Items”). Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on Punch List Items. Landlord shall cause all Punch List Items to be completed within thirty (30) days after the date of substantial completion of Landlord’s Work with respect to the applicable portion of the Premises (i.e. Original Premises, Suite E120, and/or Suite E300) or such longer period of time as reasonably necessary under the circumstances, provided Landlord is diligently pursuing.

(e) Tenant is entitled to a tenant improvement allowance in the amount of $45.00 per square foot of the Premises, as expanded by the Additional Premises (totaling $1,764,270.00) (the “Tenant Allowance”), which is to be used for improvements to the Additional Premises and/or Original Premises, as the case may be; provided that up to $3.00 per square foot of the Allowance may be used for Tenant’s furniture, fixtures and equipment. Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Landlord’s Work shall be limited to the amount of the Tenant Allowance and that Tenant shall be responsible for the cost of Landlord’s Work to the extent that it exceeds the Tenant Allowance. Tenant shall pay such costs which exceed the Tenant Allowance within thirty (30) days of written request by Landlord.
(f) Landlord acknowledges that the substantial completion of the Landlord’s Work with respect to the Additional Premises in compliance with the provisions of this Second Amendment beyond April 1, 2010 (the “Completion Date”) will cause Tenant to suffer certain damages which are difficult to quantify. If substantial completion of the Landlord’s Work with respect to the Additional Premises does not occur on or before the Completion Date (subject to force majeure or Tenant’s Delay), then Tenant shall be entitled to one (1) day of free rent (i.e., Fixed Rent and any Additional Rent applicable to the actual square footage of the Additional Premises where Landlord’s Work has not been substantially completed) for each day after the Completion Date that substantial completion of Landlord’s Work with respect to the Additional Premises occurs, and Tenant may offset any such accrued rent credits against any Fixed Rent, Additional Rent or other amounts due Landlord under the Lease. Time is of the essence as to this provision.
(g) From and after each Additional Premises Commencement Date (the Suite E120 Additional Premises Commencement Date and the Suite E300 Additional Premises Commencement Date, as the case may be) Tenant’s Share shall increase to take into account the portion of the Additional Premises substantially completed and shall be calculated as a fraction, the numerator of which shall be the total amount of square footage in the Premises (i.e. the Original Premises plus the substantially completed Additional Premises) and the denominator shall be 339,544.
(h) Temporary Space. During the performance of Landlord’s Work, if Tenant shall notify Landlord in writing of its need for temporary space then if any space or suites in the Building become available for lease (“Temporary Space”), Landlord shall notify Tenant in writing of such availability. Upon receipt of such written notice, Tenant shall have ten (10) days to notify Landlord of whether or not it agrees to lease such Temporary Space from Landlord. If Tenant agrees to lease such Temporary Space, Tenant shall pay Landlord a monthly rental amount based on an annual calculation of $20.00 per leasable square foot of the Temporary Space. Tenant’s lease of the Temporary Space shall be on a month-to-month basis and may be terminated by Landlord or Tenant upon thirty (30) days written notice. The Temporary Space shall be delivered to Tenant “AS IS”, in a good, neat, orderly and broom clean condition with all personal property and other tenants removed from such Temporary Space, and rent for such Temporary Space shall commence on that date which is the earlier of: (x) Tenant’s occupancy thereof, and (y) five (5) days after Landlord delivers such Temporary Space to Tenant free of other tenants and occupants. Other than the terms listed in this subparagraph, Tenant’s occupancy of the Temporary Space shall be on the same terms and conditions of the Lease.
3. Term Extension. The Lease Term is hereby extended and shall expire ten (10) years and three (3) months following the Last Additional Premises Commencement Date (“Expiration Date”).

4. Fixed Rent. Commencing on the dates referenced in the rent schedules below, Tenant shall pay Fixed Rent as follows:
For the Original Premises:

Time Period
From	To	Rent/sf		Rent/mo	Rent/yr
Last Additional Premises Commencement Date	Month 1	$0.00	**	$0	$0
Month 2	12	$27.50	*	$39,714.58	476,575.00
Month 13	24	$28.25	*	$40,797.71	489,572.50
Month 25	36	$29.00	*	$41,880.83	502,570.00
Month 37	48	$29.75	*	$42,963.96	515,567.50
Month 49	60	$30.50	*	$44,047.08	528,565.00
Month 61	72	$31.25	*	$45,130.21	541,562.50
Month 73	84	$32.00	*	$46,213.33	554,560.00
Month 85	96	$32.75	*	$47,296.46	567,557.50
Month 97	108	$33.50	*	$48,379.58	580,555.00
Month 109	Expiration Date	$34.25	*	$49,462.71	593,552.50

*	plus Additional Rent and Electric

**	plus Electric
For Suite E120:

Time Period
From	To	Rent/sf		Rent/mo	Rent/yr
Suite E120 Additional Premises Commencement Date	Last Additional Premises Commencement Date	$27.50	*	$10,452.29	$125,427.50

*	plus Additional Rent and Electric
For Suite E300:

Time Period
From	To	Rent/sf		Rent/mo	Rent/yr
Suite E300 Additional Premises Commencement Date	Last Additional Premises Commencement Date	$27.50	*	$39,680.21	$476,162.50

*	plus Additional Rent and Electric

For the Additional Premises:

Time Period
From	To	Rent/sf		Rent/mo	Rent/yr
Last Additional Premises Commencement Date	Month 3	$0	**	$0	$0
Month 4	12	$27.50	*	50,132.50	601,590.00
Month 13	24	$28.25	*	51,499.75	617,997.00
Month 25	36	$29.00	*	52,867.00	634,404.00
Month 37	48	$29.75	*	54,234.25	650,811.00
Month 49	60	$30.50	*	55,601.50	667,218.00
Month 61	72	$31.25	*	56,968.75	683,625.00
Month 73	84	$32.00	*	58,336.00	700,032.00
Month 85	96	$32.75	*	59,703.25	716,439.00
Month 97	108	$33.50	*	61,070.50	732,846.00
Month 109	Expiration Date	$34.25	*	62,437.75	749,253.00

*	plus Additional Rent and Electric

**	plus Electric
In the event that Additional Premises Commencement Date is not the first day of the calendar month, then Tenant shall pay to Landlord a sum equal to the pro-rated Fix Rent and Additional Rent (based on the monthly rent amount stated in the rent schedules above (and further taking into account the monthly rent amounts due for Suite E120 and Suite E300 individually should Landlord’s Work with respect to such spaces be substantially completed on different dates)) as rent for the fractional part of the month in which the Additional Premises Commencement Date occurs.
5. Additional Rent. Commencing on the Suite E120 Additional Premises Commencement Date, the Base Year for Suite E120 shall be calendar year 2011, provided that Tenant shall pay to Landlord Tenant’s Share of the costs of snow and ice removal to the extent the same exceed $0.15 per square foot of Suite E120 per annum. Commencing on the Suite E300 Additional Premises Commencement Date, the Base Year for Suite E300 shall be calendar year 2011, provided that Tenant shall pay to Landlord Tenant’s Share of the costs of snow and ice removal to the extent the same exceed $0.15 per square foot of Suite E300 per annum. From and after the Last Additional Premises Commencement Date, all references in Article 4 of the Original Lease to Base Year shall thereafter refer to calendar year 2011 for the Premises and Tenant shall pay Tenant’s Share of Recognized Expenses, other than snow and ice removal costs, over the 2011 Base Year and snow and ice removal costs to the extent the same exceed $0.15 per square foot of the Premises per annum.
6. Renewal. Notwithstanding anything in Article 29 of the Lease or any other Article of the Lease to the contrary, provided (i) Tenant is not in default beyond any applicable notice and cure period at the time of exercise; (ii) Tenant has not been in default beyond any applicable notice and cure period of any monetary obligations under this Lease more than twice in the twenty-four (24) month period preceding the date Tenant notifies Landlord of its desire to renew this Lease; (iii) Tenant is fully occupying the Premises; and (iv) the Lease is in full force and effect, then Tenant shall have the right to renew this Lease for one (1) term of five (5) years beyond the end of the Term (the “Renewal Term”). Tenant shall furnish written notice of intent to renew twelve (12) months prior to the expiration of the applicable Term, failing which, such renewal right shall be deemed waived; time being of the essence. The terms and conditions of this Lease during the Renewal Term shall remain unchanged except that the annual Fixed Rent for the Renewal Term shall be ninety-five percent (95%) of the Fair Market Rent (as such term is hereinafter defined). All factors regarding Additional Rent shall remain unchanged in the absence of further agreement by the parties. Anything herein contained to the contrary notwithstanding, Tenant shall have no right to renew the Term hereof other than or beyond the one (1) consecutive five (5) year Renewal Term hereinabove described; provided Landlord and Tenant may enter into a separate written agreement for further renewals should the parties so desire. It shall be a condition of such Renewal Term that Landlord and Tenant shall have executed, not less than nine (9) months prior to the expiration of the then expiring Term hereof, an appropriate amendment to this Lease, in form and content reasonably satisfactory to each of them, memorializing the extension of the Term hereof for the next ensuing Renewal Term.

For purposes of this Lease, “Fair Market Rent” shall mean the base rent, for comparable space (comparable as to building and location), net of all free or reduced rent periods, work letters, cash allowances, fit-out periods and other tenant inducement concessions however denominated except as hereinafter provided. In determining the Fair Market Rent, Landlord, Tenant and any appraiser shall take into account applicable measurement and the loss factors, applicable lengths of lease term, differences in size of the space demised, the location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in base years or stop amounts for operating expenses and tax escalations and other factors customarily taken into account in determining Fair Market Rent. The Fair Market Rent shall reflect the level of improvement made or to be made by Landlord to the space and the Recognized Expenses and Taxes under this Lease. If Landlord and Tenant cannot agree on the Fair Market Rent, the Fair Market Rent shall be established by the following procedure: (1) Tenant and Landlord shall agree on a single MAI certified independent appraiser who shall have a minimum of ten (10) years experience in real estate leasing in the market in which the Premises is located, (2) Landlord and Tenant shall each notify the other (but not the appraiser), of its determination of such Fair Market Rent and the reasons therefor, (3) during the next seven (7) days both Landlord and Tenant shall prepare a written critique of the other’s determination and shall deliver it to the other party, (4) on the tenth (10th) day following delivery of the critiques to each other, Landlord’s and Tenant’s determinations and critiques (as originally submitted to the other party, with no modifications whatsoever) shall be submitted to the appraiser, who shall decide whether Landlord’s or Tenant’s determination of Fair Market Rent is more correct. The determinations so chosen shall be the Fair Market Rent. The appraiser shall not be empowered to choose any number other than the Landlord’s or Tenant’s. The fees of the appraiser shall be paid by the non-prevailing party. Article 29 of the Lease is hereby terminated in its entirety and replaced with this paragraph 6.
7. Expansion Right. Subject to (a) Tenant not being in default beyond any applicable notice and cure period at the time of exercise nor Tenant being in default beyond any notice and cure period of any monetary obligations under this Lease more than twice during the twenty-four (24) month period preceding the time of exercise; (b) Tenant occupying not less than all of the Premises; (c) the rights of other tenants within the Building pursuant to written leases in effect as of the date of this Second Amendment, and (d) such limitations as are imposed by other tenant leases in effect as of the date of this Second Amendment, if, at any time during the Term (including any Renewal Term), Landlord intends to enter into a lease for Suites E100, E110, E120, E-130 and/or E140 (individually or all together herein referred to as the “Offered Space”) with anyone other than the tenant then occupying such Offered Space, Landlord shall first offer to Tenant the right to include the Offered Space within the Premises. With respect to such offer, Landlord shall notify Tenant in writing with regard to the Offered Space, and in such written notice, Landlord shall provide Tenant with the terms upon which Landlord would lease such Offered Space (if such notice is within the first two (2) years following the Additional Premises Commencement Date, such terms shall be the same terms as set forth in this Lease with the free rent and tenant allowance prorated for the remaining Term), provided that, if there are less than three (3) years remaining on the then current Term at the time of exercise, Tenant shall also extend the Term of the Lease for at least an additional three (3) year Term, whereupon Tenant shall have fifteen (15) days next following Landlord’s delivery of such notice within which to accept such terms, time being of the essence. Should Tenant accept such terms specified by Landlord, the parties shall enter into a new lease, or an amendment to this Lease, to memorialize their agreement. In the absence of any further agreement by the parties, such Offered Space shall be delivered “AS IS”, in a good, neat, orderly and broom clean condition with all personal property and other tenants removed from such Offered Space, and Rent for such Offered Space shall commence on that date which is the earlier of: (x) Tenant’s occupancy thereof, and (y) five (5) days after Landlord delivers such Offered Space to Tenant free of other tenants and occupants. If Tenant shall not accept Landlord’s terms within such fifteen (15) day period, or if the parties shall not have executed and delivered a mutually satisfactory new lease or lease amendment within forty-five (45) days next following Landlord’s original notice under this paragraph 7, then Tenant’s rights to lease such space shall lapse until such Offered Space again becomes available for lease, and Landlord may, at its discretion, lease such Offered Space to a third party upon the identical terms and conditions offered to Tenant in writing, or on terms and conditions less favorable to the third party than were offered to Tenant in writing. Tenant’s rights hereunder shall not include the right to lease less than all of the space identified in Landlord’s notice. Anything herein contained to the contrary notwithstanding, Landlord may at any time modify or extend any existing or future tenant lease involving the Offered Space, without in any such case notifying or offering such space to Tenant, or giving rise to any right of Tenant hereunder. Nothing contained in this paragraph 7 is intended nor may anything herein be relied upon by Tenant as a representation by Landlord as to the availability of the Offered Space within the Building at any time.

8. Early Termination. Notwithstanding anything in Article 28 of the Lease or any other Article of the Lease to the contrary, Tenant shall have a one-time right to terminate this Lease, on the last day of the 87th month following the Last Additional Premises Commencement Date (“Early Termination Date”), provided Tenant (i) is not then in default beyond any applicable notice and cure period nor has been in default beyond any applicable notice and cure period of any monetary obligations under this Lease more than twice during the twenty-four (24) month period immediately preceding such 87th month, (ii) gives Landlord not less than twelve (12) months prior written notice, and (iii) pays to Landlord, within fifteen (15) days of said notice, the Early Termination Payment. The “Early Termination Payment” shall equal the sum of four (4) months Fixed Rent at the then current rate, plus the unamortized (on a straight-line basis over the Term with interest at ten percent (10%)): (a) brokerage commissions and attorneys’ fees paid by Landlord in connection with this Second Amendment and (b) Tenant Allowance. Failure to provide written notice and payment within the prescribed time frame will be considered by Landlord, without the necessity of additional notice, as a waiver of this right to terminate. Tenant acknowledges and agrees that the Early Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled Term. If Tenant timely and properly exercises the Early Termination Option in accordance with this provision, this Lease and the Term shall come to an end on the Early Termination Date with the same force and effect as if the Term were fixed to expire on such date, and the terms and provisions of Article 19 of the Original Lease shall apply. Article 28 of the Lease is hereby deleted in its entirety and replaced with this paragraph 8.
9. Restoration. In connection with the expansion into the Additional Premises, Tenant may install (or have installed on its behalf as part of Landlord’s Work) interior staircases between floors one (1) and two (2) and between floors two (2) and three (3). Tenant shall be responsible for paying for the Landlord’s reasonable out of pocket costs and expenses for the removal of the interior staircases and the restoration of the applicable staircase areas of the Premises (the “Staircase Removal and Restoration”), unless Landlord notifies Tenant otherwise prior to the expiration of the Term. Landlord shall be responsible for performing the Staircase Removal and Restoration. Upon completion of the Staircase Removal and Restoration and within thirty (30) days of receipt of invoices and other reasonable evidence requested by Tenant of the out of pocket costs and expenses of the Staircase Removal and Restoration, Tenant shall reimburse Landlord for the reasonable out of pocket costs and expenses of the Staircase Removal and Restoration, which reimbursement shall not to exceed Seventy Five Thousand and 00/100 Dollars ($75,000.00).
10. Contingency. This Second Amendment is expressly contingent on Landlord’s ability to make the Additional Premises available to Tenant by terminating or amending the existing leases with the tenants in occupancy as of the date of this Second Amendment and obtaining a waiver of the right of first offer to lease such Additional Premises from tenants existing as of the date of this Second Amendment who have such right of first offers in their respective leases. In the event Landlord has not, within sixty (60) days of the date of this Second Amendment (the “Contingency Date”), provided written notice to Tenant that it has (i) successfully negotiated for the termination or relocation of existing tenants in occupancy of the Additional Premises, and (ii) obtained a waiver of the right of first offer to lease such Additional Premises from tenants existing as of the date of this Second Amendment who have such right of first offers in their respective leases, then either party shall have the right, at any time after the Contingency Date, to provide written notice to the other which notice shall provide that such party intends to terminate this Second Amendment. In the event Landlord provides notice to Tenant, this Second Amendment shall terminate upon receipt of the notice by Tenant. In the event Tenant delivered the notice, then Landlord shall have an additional thirty (30) days to satisfy conditions (i) and (ii) in this Section 10 and if Landlord provides written notice of the satisfaction of such conditions within such additional thirty (30) day period, Tenant’s notice shall be of no further force or effect and this Second Amendment shall remain in full force and effect. In the event that Landlord fails to satisfy conditions (i) and (ii) in this Section 10 within the additional thirty (30) day period, this Second Amendment shall be terminated without penalty to Tenant. Landlord shall provide Tenant a weekly status report on each of the existing tenants in occupancy and efforts made to satisfy conditions (i) and (ii) set forth above.

11. Tenant Representations: Tenant hereby confirms that (i) the Lease is in full force and effect and Tenant is in possession of the Original Premises; (ii) there are no defaults by Landlord under the Lease, and (iii) Tenant’s security deposit is $25,000.
12. Brokerage Commission Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with this proposed transaction, except Newmark Knight Frank Smith Mack, whose commission shall be paid by Landlord. Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.
13. Parking. Notwithstanding anything contained in the Lease to the contrary, Tenant is hereby entitled to ten (10) reserved/exclusive parking spaces in the designated parking area located underneath the Building.
14. Signage. Notwithstanding anything contained in the Lease to the contrary, Tenant shall have the right to (i) display signage in the elevator lobbies on each floor of the Building which Tenant occupies; (ii) display signage at each entrance to its Premises on the Premises door; (iii) have its name included on a proportionate number of listings in the Building’s tenant directories; and (iv) subject to receipt of approval from all applicable governmental authorities, install signage on the existing monument sign for the Building located at the western most entrance to the Building property off of Lancaster Avenue. Tenant’s signage in items (i) through (iv) above shall be professionally prepared, displayed in locations reasonably acceptable to Landlord, and of a design and that is subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.
15. Binding Effect. Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms. Tenant specifically acknowledges and agrees that Article 18 of the Lease concerning Confession of Judgment is and shall remain in full force and effect in accordance with its terms.
[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment on the date first above written.

LANDLORD: RADNOR PROPERTIES-SDC, L.P.

	By:	Radnor GP-SDC, L.L.C., its general partner

WITNESS:

/s/ Rich McGuckin	By:	/s/ Daniel Palazzo

		Name:	Daniel Palazzo
		Title:	Vice President-Asset Manager

TENANT: QLIKTECH, INC.

ATTEST:

/s/ Brighid de Garay	By:	/s/ William Sorenson

		Name:	William Sorenson
		Title:	Chief Financial Officer

EXHIBIT “A”
SUITE E120 SPACE PLAN

EXHIBIT “A-1”
SUITE E300 SPACE PLAN

EXHIBIT “A-2”
ORIGINAL PREMISES SPACE PLAN AS
REVISED TO ACCOUNT FOR LANDLORD’S WORK

EXHIBIT “B”

Premises:

Square Footage:

Suite Number:

CONFIRMATION OF LEASE TERM
THIS MEMORANDUM is made as of the  _____  day of                     , 2010 between RADNOR PROPERTIES-SDC, L.P., a Delaware limited partnership, with an office at 555 Lancaster Avenue, Suite 100, Radnor, PA 19087 (“Landlord”) and QLIKTECH, INC. with its principal place of business at                                                              (“Tenant”), who entered into a lease amendment dated for reference purposes as of                       _____, 2010 (“Amendment”), covering certain premises located at                                                             . All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.
1. The Parties to this Memorandum hereby agree that the date of                       _____, 200___  is the “Additional Premises Commencement Date” for Suite                     .
2. Tenant hereby confirms the following:
(a) That it has accepted possession of Suite                      pursuant to the terms of the Amendment;
(b) That the Tenant Allowance applicable to Suite                      is $
(c) That there are no offsets or credits against rentals;
(d) That there is no default by Landlord or Tenant under the Lease or Amendment and the Lease and Amendment is in full force and effect.
3. Landlord hereby confirms to Tenant that its Building Number is                      and its Lease Number is                     . This information must accompany each Rent check or wire payment.

4. Tenant’s Notice Address is:	Tenant’s Billing Address is:

Attn:	Attn:

Phone No.:	Phone No.:

Fax No.:	Fax No.:

E-mail:	E-mail:

5. This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this agreement on the date first above written.

LANDLORD: RADNOR PROPERTIES-SDC, L.P.

	By:	Radnor GP-SDC, L.L.C., its general partner

WITNESS:

By:

Name:
Title:

TENANT: QLIKTECH, INC.

ATTEST:

By:

Name:
Title:

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